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                                                  The Brink's Company
 [LOGO]                                           1801 Bayberry Court
                                                  P.O. Box 18100
                                                  Richmond, VA  23226-8100 USA
PRESS RELEASE                                     Tel. 804.289.9600
                                                  Fax 804.289.9760

Contact:                                          FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                THE BRINK'S COMPANY REACHES DEFINITIVE AGREEMENTS
                    TO SELL NATURAL GAS AND TIMBER BUSINESSES

RICHMOND, Va. (July 21, 2003) - The Brink's Company (NYSE: BCO) announced today that one of its subsidiaries has entered into definitive agreements to sell its natural gas and timber businesses for a total of approximately $119 million.

         An affiliate of First Reserve Corporation has agreed to purchase the natural gas business and an investment fund managed by The Forestland Group has agreed to purchase the timber business.

         The natural gas transaction is expected to close in the third quarter of 2003, and the timber transaction is expected to close by the end of the year. Consummation of the transactions is subject to closing conditions. Rothschild Inc. acted as financial advisor to The Brink's Company in connection with these transactions.

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This release contains both historical and forward-looking information.
Statements regarding the consummation of the transactions involve forward-looking information which is subject to known and unknown risks, uncertainties and contingencies which could cause actual results to differ materially from those that are anticipated. Such risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the willingness of various third parties to provide required consents and the ability to obtain necessary insurance. The information included in this release is representative only as of the date of this release and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three main businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in global supply chain management. For more information, please visit The Brink's Company website at www.BrinksCompany.com, or call toll free 877-275-7488.

About First Reserve Corporation
Based in Greenwich, Connecticut, First Reserve is an independently owned private equity firm that invests exclusively in the energy and energy related sectors of the world economy. First Reserve is a leading private equity firm specializing in the energy industry with $2.6 billion under management. It is currently the largest shareholder in Dresser, Inc., Chicago Bridge & Iron, Pride International and Superior Energy Services.

About The Forestland Group , LLC
The Forestland Group, LLC, based in Chapel Hill, North Carolina, is a timberland investment management organization that provides timberland investment opportunities for institutional and individual investors. Currently, The Forestland Group manages 1,185,527 acres of timberland in eleven states.


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